Exhibit 99.h(3)

EXECUTION COPY

AMENDMENT NO. 1 TO CO-ADMINISTRATION AGREEMENT

AMENDMENT No. 1, made as of this 1st day of January 2007, to the Co-Administration Agreement (the “Agreement”) dated as of as of March 18, 2002 by and between State Street Bank and Trust Company, a Massachusetts trust company (the “Administrator”), and the Credit Suisse Funds listed and defined in Schedule A (the “Funds”).  Defined terms used herein shall have the same meaning as set forth, in the Agreement.

WHEREAS, each of the Funds listed on Schedule A is registered as an open-end management investment company (or is a series of such registered company) under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, Credit Suisse Asset Management, LLC acts as co-administrator (the “Co-Administrator”) and provides certain services to the Funds; and

WHEREAS, the Administrator and the Funds have entered into the Agreement by which the Administrator provides certain administrative services to the Funds; and

WHEREAS, the Funds and the Administrator wish to amend the Agreement to (i) make certain changes to the administrative services provided to the Funds and (ii) amend Schedule A;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1.                                       Section 5 of the Agreement describing the services to be provided by the Administrator is hereby replaced in its entirety with the following:

The Administrator shall provide the following services, in each case, subject to the control, supervision and direction of the respective Funds and the review and comment by such Fund’s auditors and legal counsel and in accordance with procedures which may he established from time to time between the Funds and the Administrator:

a                                          Oversee the maintenance by the Fund’s custodian of certain books and records of the Fund as required under Rule 31a-I (b) of the 1940 Act;

b                                         Prepare the Fund’s federal, state and local income tax returns for review by the Fund’s independent accountants and by the Fund’s treasurer and file the return after the review;

c                                          Review the calculation, submit for approval by officers of the Fund and arrange for payment of the Fund’s expenses, calculate expense ratios and prepare initial and periodic expense budgets and recommend periodic expense adjustments;

d                                         Prepare for review and approval by officers of the Fund financial information for the Fund’s semi-annual and annual reports, proxy statements, prospectuses, statements of additional information, and other communications required or otherwise to be sent to Fund shareholders, and, in conjunction with the Fund’s officers and other parties (as appropriate) arrange for the printing and delivery of to the Transfer Agent for dissemination of such reports and communications to shareholders;

e                                          Prepare for review by an officer of and legal counsel for the Fund the Fund’s periodic reports (incorporating information provided by Co-Administrator) required to be filed with the Securities and Exchange Commission (“SEC”) on Form N-SAIL (and fide Form NSAR after review and input from said parties) and other forms or filings as may be mutually agreed upon;

f                                            Prepare reports relating to the business and affairs of the Fund as may be mutually agreed upon and not otherwise prepared by the Fund’s investment adviser, Co-Administrator, custodian, legal counsel or independent accountants;

g                                         Establish periodic dividend rates in conjunction with the Co-Administrator;

h                                         Oversee and review calculations of fees paid by the Fund (or out of the advisory fee) to the Fund’s investment adviser, any sub-adviser, co-administrator, distributor, custodian, Transfer Agent, and other service providers;

i                                             Consult with the Fund’s officers, independent accountants, legal counsel, Co-Administrator, custodian and Transfer Agent in establishing the accounting policies of the Fund;

j                                             Refer to the Fund’s officers, Co-Administrator, or Transfer Agent, shareholder inquiries relating to the Fund;

k                                          Provide monthly testing of portfolios to assist the Fund in complying with Internal Revenue Code mandatory qualification requirements, and daily testing of portfolios to assist the Fund in complying with the requirements of the 1940 Act and Fund prospectus/statement of additional information limitations as may be mutually agreed upon;

l                                             Review and provide assistance on year-end shareholder communications regarding tax issues;

m                                       Prepare and furnish the Fund (at the Fund’s request) performance information (including total return information), including such information on an after-tax basis, calculated in accordance with applicable U.S. securities laws and reporting to external, databases such information as may reasonably be requested;

n                                         Maintain, continuing awareness of significant emerging tax and accounting regulatory and legislative developments which may affect the Fund, update the Board and the investment adviser on those developments and provide related planning assistance where requested or appropriate;

o                                         Assist in developing guidelines and procedures to improve overall compliance by the Fund and its various agents;

p                                         Assist the Fund in the handling of routine regulatory examinations and work closely with the Fund’s officers and legal counsel in response to any non-routine regulatory matters;

q                                         Attend Board meetings at the request of Fund officers;

r                                            Prepare and file with the SEC Rule 24f-2 notices; and

s                                          Provide such services ancillary to the above as are typically provided by administrators to investment companies which are agreed to by all parties hereto.

The Administrator shall provide the office facilities and the personnel required by it to perform the services contemplated herein,

2.                                       Schedule A annexed hereto shall replace any prior Schedule A.

3.                                       All other terms and conditions of the Agreement, as amended, remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

EACH OF THE CREDIT SUISSE ASSET MANAGEMENT FUNDS LISTED ON EXHIBIT A ANNEXED HERETO

By:	/s/ Michael A. Pignataro
Name: Michael A. Pignataro
Title: Chief Financial Officer

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Gary L. French
Name: Gary L. French
Title: Senior Vice President

CREDIT SUISSE FUNDS
CO-ADMINISTRATION AGREEMENT

SCHEDULE A

Dated as of January 1, 2007

October 31 Fiscal Year End Finds (“October 31 Funds”)

Credit Suisse Large Cap Growth Fund

Credit Suisse Capital Funds

Credit Suisse Large Cap Value Fund

Credit Suisse Small Cap Core Fund

Credit Suisse Mid-Cap Core Fund, Inc.

Credit Suisse Emerging Markets Fund, Inc,

Credit Suisse Global Fixed Income Fund, Inc.

Credit Suisse Global Small Cap Fund, Inc.

Credit Suisse Institutional International Focus Fund, Inc.

Credit Suisse International Focus Fund, Inc.

Credit Suisse Japan Equity Fund, Inc.

Credit Suisse Absolute Return Fund

Credit Suisse Opportunity Funds

Credit Suisse High Income Fund

Credit Suisse Commodity Return Strategy Fund

December 31 Fiscal Year End Funds (“December 31 Funds”)

Credit Suisse Cash Reserve Fund, Inc.

Credit Suisse Institutional Money Market Fund, Inc.

Government Portfolio

Prime Portfolio

Credit Suisse Trust

Blue Chip Portfolio

Mid-Cap Core Portfolio

Emerging Markets Portfolio

Global Small Cap Portfolio

International Focus Portfolio

Large Cap Value Portfolio

Small Cap Core I Portfolio

Small Cap Core II Portfolio

Commodity Strategy Return Portfolio

Credit Suisse Global High Yield Fund, Inc.

Credit Suisse Large Cap Blend Fund, Inc.

Credit Suisse Short Duration Fund